Exhibit 99.1

FOR IMMEDIATE RELEASE

Mercury Computer Systems Reports Fourth Quarter and Fiscal Year

Revenues of $59.5 Million and $223.7 Million, Respectively

Fourth Quarter GAAP Losses per Share of $0.92

Fourth Quarter Non-GAAP Losses per Share of $0.02

Fiscal Year 2007 GAAP Losses per Share of $1.78

Fiscal Year 2007 Non-GAAP Losses per Share of $0.29

Major Restructuring Implemented in the Fourth Quarter to Position the Company for Future Growth

CHELMSFORD, Mass. — July 26, 2007 — Mercury Computer Systems, Inc. (NASDAQ: MRCY), reported results for its fourth quarter and fiscal year ended June 30, 2007.

Fourth quarter revenues were $59.5 million, a decrease of 4% from the prior year’s fourth quarter and a 4% sequential increase from the third quarter of the current fiscal year.

Fourth quarter GAAP operating losses were $10.8 million. Fourth quarter GAAP net losses were $19.7 million. GAAP diluted losses per share were $0.92 for the fourth quarter. GAAP net losses include $8.8 million in charges, consisting of $2.6 million in stock-based compensation costs, $1.8 million in amortization of acquired intangible assets, and $4.4 million in restructuring costs. The Company also recorded a $13.1 million valuation allowance against its deferred tax assets in the fourth quarter. Excluding the impact of these charges, fourth quarter non-GAAP operating losses were $2.0 million. Fourth quarter non-GAAP net losses were $0.4 million. Non-GAAP diluted losses per share were $0.02 for the fourth quarter.

For the 2007 fiscal year, revenues were $223.7 million, a 5% decrease from the 2006 fiscal year. GAAP operating losses were $40.5 million. Full-year GAAP net losses were $37.8 million. GAAP diluted losses per share were $1.78 for fiscal year 2007. GAAP net losses include $26.4 million in charges, consisting of $10.6 million in stock-based compensation costs, $7.2 million in

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amortization of acquired intangible assets, a $3.1 million in-process research and development charge, a $0.1 million impairment charge related to a non-compete agreement, and $5.4 million in restructuring costs. The Company also recorded a $13.1 million valuation allowance against its deferred tax assets in the fiscal year. Excluding the impact of these charges, full-year non-GAAP operating losses were $14.1 million. Full-year non-GAAP net losses were $6.2 million. Non-GAAP diluted losses per share were $0.29 for fiscal year 2007.

Cash flows from operating activities were a net inflow of $7.0 million for the fourth quarter, and a net outflow of $10.3 million for the full fiscal year. Cash, cash equivalents, and marketable securities balance at June 30, 2007 was $157.1 million.

“FY07 has been a challenging year financially,” said Jay Bertelli, President and Chief Executive Officer of Mercury Computer Systems, Inc. “However, the management team restructured the organization to enable more effective leveraging of research and development investments across markets and to significantly cut costs in all areas. The restructuring, however, was more than cost cutting as our goal to improve customer satisfaction drove process improvements throughout the engineering and operations functions.”

Mr. Bertelli continued: “These efforts will produce a strategic transformation that will start to produce results in our new FY08. We also continued to invest in emerging market opportunities that are expected to significantly increase our valuation.”

Backlog

The Company’s total backlog at the end of the fourth quarter was $78.6 million, a $27.0 million decrease from the same quarter last year. The total backlog decreased by $7.0 million from the third quarter of the current fiscal year. Of the current total backlog, $61.4 million represents shipments scheduled over the next 12 months. The book-to-bill ratio was 0.88 for the quarter and 0.88 for the full year.

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Revenues by Business Segment

•

Defense—Revenues for the quarter from Defense were $32.7 million, representing 55% of the Company’s total revenues. For the fiscal year, Defense business revenues were $111.3 million, representing 50% of the Company’s total revenues, compared to $131.3 million, or 55% of revenues for fiscal year 2006. The decline is attributed to shifting funds to meet tactical mission requirements.

•

Commercial Imaging and Visualization—Revenues for the quarter from Commercial Imaging and Visualization were $10.8 million, representing 18% of the Company’s total revenues. For the fiscal year, Commercial Imaging and Visualization revenues were $42.1 million, representing 19% of the Company’s total revenues, compared to $51.8 million, or 22% of revenues for fiscal year 2006. The decline is the result of legacy 2D products tailing off, partially offset by the increase of 3D revenues.

•

Advanced Solutions—Revenues for the quarter from Advanced Solutions were $11.6 million, representing 20% of the Company’s total revenues. For the fiscal year, Advanced Solutions revenues were $51.7 million, representing 23% of the Company’s total revenues, compared to $41.7 million, or 18% of revenues for fiscal year 2006. The revenues increase is due primarily to a large contract for development in the telecommunications space and increased sales related to Cell Broadband Engine™ (BE) processor-based products.

•

Modular Products and Services—Revenues for the quarter from Modular Products and Services were $4.4 million, representing 7% of the Company’s total revenues. For the full fiscal year, Modular Products and Services revenues were $18.6 million, representing 8% of the Company’s total revenues, compared to $11.3 million, or 5% of revenues for fiscal year 2006. The revenues increase is due primarily to improvement in sales to the telecommunications space.

In June 2007, Mercury and a third party agreed to modify certain obligations outlined in multiple agreements between the two companies. These modifications are expected to result in cost savings to both companies, better align product road maps, and provide a stronger framework for leveraging sales capabilities between both companies. The Company recorded a pre-tax

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impairment charge of approximately $1.9 million in the fourth quarter of fiscal year 2007 in connection with the restructuring of the parties’ obligation. This impairment charge was offset in research and development expense by the Company’s receipt of a refund of $1.9 million in cash from the third party relating to a cancelled development project.

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook. It is possible that actual performance will differ materially from the ranges and estimates given — either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact the Company’s actual performance.

For fiscal 2008, the Company currently expects revenues to approximate $225 million, with acceleration in the second half of the year.

The Company currently expects significant improvement in the bottom line as a result of the restructuring actions taken in the fourth quarter of 2007. The Company currently expects fiscal year 2008 GAAP losses per share to approximate $0.63. Excluding the impact of stock-based compensation costs and amortization of acquired intangible assets, fiscal year 2008 non-GAAP earnings per share are currently expected to approximate $0.17.

For the first quarter of fiscal year 2008, revenues are currently expected to approximate $48 million. The Company currently expects first quarter fiscal 2008 GAAP losses per share to approximate $0.33. Excluding the impact of stock-based compensation costs and amortization of acquired intangible assets, first quarter fiscal year 2008 non-GAAP losses per share are currently expected to approximate $0.08.

Recent Highlights

April – Mercury introduced two new, high-end platforms for the VistaNav™ Synthetic Vision System: the CIS-2000 and CIS-2200 Commercial Class II EFB (electronic flight bag) systems. EFB systems are electronic information management devices that help flight crews perform flight management tasks more easily and efficiently with less paper. Both Mercury systems have

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been developed with an advanced, ruggedized, sunlight-readable touch-screen display; an emergency battery backup; and include high-performance graphics processing capabilities.

May – Mercury announced that it provided silicon intellectual property (SIP) to Raytheon Space and Airborne Systems for the development of the MONARCH (Morphable Networked Micro-Architecture) processor. Developed by Raytheon under contract with DARPA (Defense Advanced Research Projects Agency) for the Polymorphous Computing Architecture (PCA) program, the MONARCH processor can reconfigure itself to optimize processing on the fly, which is ideal for airborne and space radar and global positioning systems; and for reducing mission computing payload adaptation, optimization, and verification times from months and years, to minutes.

May – Mercury announced that Terry Ryan joined its senior management team to head the newly formed Federal Government Businesses unit. Mr. Ryan will lead the charge in extending Mercury’s capabilities into national intelligence and homeland security applications. As a recognized leader in the defense and intelligence space, Mr. Ryan has held a number of prominent positions that include senior vice president, Strategic Development for Science Applications International Corporation; and president, CEO, and director of Adroit Systems, Inc. Mr. Ryan has also held pivotal senior executive positions in the Department of Defense, and was appointed to the President’s Foreign Intelligence Advisory Board’s Transformation Advisory Group, and the CIA Director’s Constellation Architecture Panel. His 10-year military term included prominent positions in the U.S. Office of Naval Intelligence, and the U.S. Marine Corps.

June – Mercury and P.A. Semi announced a collaboration to bring the P.A Semi PWRficient processor to signal and image processing applications. By incorporating the PWRficient processor into its system designs, Mercury systems will take advantage of a processor performance per Watt increase of up to 300% over alternative solutions. Mercury has selected the PWRficient processor for designs currently underway for next-generation PowerStream® products. These systems are designed to be deployed in industrial and military settings that require careful management of power and heat along with optimal performance.

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June – Mercury Computer Systems and Pacific Northwest National Laboratory (PNNL) announced a collaboration to develop multicore processor-based solutions for national security, cyberspace, bioinformatics, and more. Mercury and PNNL will combine their expertise in a new Computational Center of Excellence, with contributions from each including hardware, software tools and middleware, newly developed algorithms, and dedicated personnel. In addition to software development, PNNL and Mercury will organize workshops, consortiums, demonstration projects and prototyping of data-intensive computing appliances for both government and industry.

July – Mercury introduced three new software offerings that provide photo-realistic 3D rendering and real-time interaction for applications in industrial design, visual prototyping, and visual simulation. OpenRTRT is a state-of-the-art software development kit (SDK) that delivers real-time ray tracing; DirectViz is an extension to Version 6 of Open Inventor™ by Mercury Computer Systems, the object-oriented, cross-platform 3D graphics software suite; and Patchwork3D is a comprehensive software workshop that enables end users to import CAD models, apply textures and lighting, and perform interactive realistic viewing.

Conference Call Information

Mercury will host a conference call on Thursday, July 26, 2007 at 5:00 p.m. ET to discuss the 2007 fourth quarter and fiscal year results and review the financial and business outlook for fiscal year 2008.

To listen to the conference call, dial (800) 818-5264 in the USA and Canada, and for international, dial (913) 981-4910. The conference code number is 9136984. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under Financial Events.

A replay of the call by telephone will be available from approximately 8:00 p.m. ET on Thursday, July 26 through midnight ET on Friday, August 3. To access the replay, dial (888) 203-1112 in the USA and Canada, and for international, dial (719) 457-0820. Enter access code

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9136984. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides non-GAAP financial measures adjusted to exclude certain specified charges, which the Company believes are useful to help investors better understand its past financial performance and prospects for the future. However, the presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes these non-GAAP financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with their corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial measures discussed in this press release, and a detailed explanation of each of these non-GAAP adjustments, is contained in the attached exhibits.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2008 business performance and beyond. You can identify these statements by our use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, the timing of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, and difficulties in retaining key customers. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s recent filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2006. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation

Mercury Computer Systems is the leading provider of computing systems and software for data-intensive applications that include image processing, signal processing, and visualization. With a strong commitment to innovation, our expertise in algorithm optimization, systems development, and silicon design is blended with software application knowledge and industry-standard technologies to solve unique computing challenges. We work closely with our customers to architect solutions that have a meaningful impact on everyday life: detecting aneurysms;

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designing safer, more fuel-efficient aircraft; identifying security threats; discovering oil; developing new drugs; and visualizing virtually every aspect of scientific investigation.

Mercury’s comprehensive, purpose-built solutions capture, process, and present data for the world’s largest medical imaging companies, 8 of the 10 top defense prime contractors, and other leading Fortune 500 and mid-market companies in semiconductor, energy, telecommunications, and other industries. Our dedication to performance excellence and collaborative innovation continues a 24-year history in enabling customers to stay at the forefront of the markets they serve.

Mercury is based in Chelmsford, Massachusetts and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors. We are listed on the Nasdaq National Market (NASDAQ: MRCY). Visit Mercury at www.mc.com.

# # #

Contact:

Robert Hult, SVP, Chief Financial Officer

978-967-1990 / rhult@mc.com

Cell Broadband Engine is a trademark of Sony Computer Entertainment Inc. Open Inventor is a trademark of Silicon Graphics, Inc. in the U.S. and/or other countries worldwide, used under license from Silicon Graphics, Inc. DirectViz and VistaNav are trademarks, and PowerStream is a registered trademark of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2007	June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$51,293	$22,983
Marketable securities	72,482	113,057
Accounts receivable, net	36,203	34,518
Inventory	22,410	19,870
Deferred tax assets, net	3,692	6,495
Prepaid expenses and other current assets	9,726	4,226

Total current assets	195,806	201,149

Marketable securities	33,350	26,162
Property and equipment, net	14,764	32,091
Goodwill	94,622	91,850
Acquired intangible assets, net	14,526	22,876
Deferred tax assets, net	—	7,535
Other non-current assets	7,167	4,783

Total assets	$360,235	$386,446

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,659	$14,196
Accrued expenses	14,221	8,236
Accrued compensation	9,403	9,146
Notes payable and current capital lease obligation	140	10,067
Income taxes payable	1,273	3,247
Deferred revenues and customer advances	13,375	12,844

Total current liabilities	53,071	57,736

Notes payable and non-current capital lease obligation	125,083	125,627
Accrued compensation	1,918	1,564
Deferred tax liabilities	362	8,732
Deferred gain on sale-leaseback	10,184	—
Other long-term liabilities	960	798

Total liabilities	191,578	194,457

Shareholders’ equity:
Common stock	214	210
Additional paid-in capital	89,332	77,999
Retained earnings	75,988	113,808
Accumulated other comprehensive income (loss)	3,123	(28)

Total shareholders’ equity	168,657	191,989

Total liabilities and shareholders’ equity	$360,235	$386,446

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended June 30,		Year ended June 30,
	2007	2006	2007	2006
Net revenues	$59,491	$62,237	$223,705	$236,117
Cost of revenues (1)	26,300	22,093	99,290	96,918

Gross profit	33,191	40,144	124,415	139,199
Operating expenses:
Selling, general and administrative (1)	22,893	23,350	88,708	87,010
Research and development (1)	12,933	14,832	58,489	61,154
Amortization of acquired intangible assets	1,798	1,756	7,223	7,976
In-process research and development	—	—	3,060	548
Impairment of long-lived assets (2)	1,895	—	1,974	—
Restructuring	4,462	79	5,482	1,952

Total operating expenses	43,981	40,017	164,936	158,640

(Loss) income from operations	(10,790)	127	(40,521)	(19,441)
Interest income	1,863	1,730	6,804	6,438
Interest expense	(847)	(1,006)	(4,241)	(4,102)
Other income (expense), net	306	(32)	2,699	(5)

(Loss) income before income taxes	(9,468)	819	(35,259)	(17,110)
Income tax provision (benefit)	10,250	7,160	2,561	(942)

Net loss	$(19,718)	$(6,341)	$(37,820)	$(16,168)

Net loss per share:
Basic	$(0.92)	$(0.30)	$(1.78)	$(0.77)

Diluted	$(0.92)	$(0.30)	$(1.78)	$(0.77)

Weighted average shares outstanding:
Basic	21,331	20,986	21,221	20,977

Diluted	21,331	20,986	21,221	20,977

(1) Includes stock-based compensation expense, which was allocated as follows:
Cost of revenues	$168	$116	$384	$648
Selling, general and administrative	$1,830	$1,864	$7,956	$7,113
Research and development	$568	$874	$2,246	$2,383

(2) Impairment of long-lived assets consists of:
Impairment of licensed technology	$1,895	$—	$1,895	$—
Impairment of non-compete agreement	$—	$—	$79	$—

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended June 30,		Year ended June 30,
	2007	2006	2007	2006
Cash flows from operating activities:
Net loss	$(19,718)	$(6,341)	$(37,820)	$(16,168)
Depreciation and amortization	4,295	4,157	17,962	17,560
In-process research and development	—	—	3,060	550
Other and non-cash items, net	10,506	1,842	14,373	4,998
Changes in operating assets and liabilities	11,962	(3,318)	(7,888)	15,113

Net cash provided by (used in) operating activities	7,045	(3,660)	(10,313)	22,053

Cash flows from investing activities:
(Purchases) sales of marketable securities, net	(5,556)	(1,585)	34,014	45,520
Sale of building, net	26,365	—	26,365	—
Purchases of property and equipment, net	(1,812)	(3,033)	(8,109)	(11,402)
Acquisitions, net of cash acquired, and acquired intangible assets	(6)	(2)	(1,618)	(69,508)

Net cash provided by (used in) investing activities	18,991	(4,620)	50,652	(35,390)

Cash flows from financing activities:
Proceeds from employee stock option and purchase plans	741	807	1,824	5,918
Repurchases of common stock	(167)	—	(507)	(12,284)
Payments of principal under notes payable and capital leases, net	(39)	(214)	(10,517)	(867)
Gross tax windfall from stock-based compensation	1	278	64	581
Increase in restricted cash	(3,000)	—	(3,000)	—

Net cash (used in) provided by financing activities	(2,464)	871	(12,136)	(6,652)

Effect of exchange rate changes on cash and cash equivalents	(31)	(105)	107	(171)

Net increase (decrease) in cash and cash equivalents	23,541	(7,514)	28,310	(20,160)
Cash and cash equivalents at beginning of period	27,752	30,497	22,983	43,143

Cash and cash equivalents at end of period	$51,293	$22,983	$51,293	$22,983

UNAUDITED SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP MEASURES

The Company provides non-GAAP operating (losses) income, non-GAAP net (losses) income, and non-GAAP basic and diluted (losses) earnings per share as supplemental measures to GAAP regarding the Company’s operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. In accordance with SFAS No. 123R, stock-based compensation expense is calculated as of the grant date of each stock-based award, and generally cannot be changed or influenced by management after the grant date. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent with periods prior to the Company’s adoption of SFAS No. 123R, and allows comparisons of the Company’s operating results to those of other companies, both public, private or foreign, that either are not required to adopt SFAS No. 123R, or disclose non-GAAP financial measures that exclude stock-based compensation.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made in recent years. These intangible assets are valued at the time of acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent over time for both our newly-acquired and long-held businesses.

In-process research and development. The Company incurs in-process research and development expenses when technological feasibility for acquired technology has not been established at the acquisition date and no future alternative use for such technology exists. These costs do not relate to the Company’s ongoing operations and generally cannot be changed or influenced by management at the time of or after the acquisition. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent over time for both our newly-acquired and long-held businesses.

Impairment of acquired intangible assets in business combinations. The Company incurs impairment charges of acquired intangible assets in business combinations, such as a non-compete agreement, based on events that may or may not be within the control of management. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results, and that exclusion of this expense allows comparisons of operating results that are consistent across past, present and future periods.

Restructuring. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results, and that exclusion of this expense allows comparisons of operating results that are consistent across past, present and future periods.

Inventory writedown. The Company incurred a significant inventory writedown in the third quarter of fiscal 2006, resulting from several factors including a decline in revenue of the Defense business and shifts in technology that resulted in inventory becoming obsolete. Management believes this item was outside the normal operations of the Company’s business and is not indicative of ongoing operating results, and that exclusion of this writedown allows comparisons of operating results that are consistent across past, present and future periods.

Tax valuation allowance. The Company records a tax valuation allowance as an expense item when it is “more likely than not” per FAS 109 criteria that the Company will not reap the benefits of the deferred tax assets (future deductible amounts derived from temporary differences between book and taxable income). Management believes these allowances are not indicative of ongoing operating results, and that exclusion of this expense item allows comparisons of operating results that are consistent across past, present and future periods.

Adjustments for related tax impact. Finally, for purposes of calculating non-GAAP net (losses) income and non-GAAP basic and diluted (losses) earnings per share, management adjusts the (benefit) provision for income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on the Company’s income tax (benefit) provision.

Management excludes the above-described expenses and their related tax impact from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making.

These non-GAAP financial measures have not been prepared in accordance with GAAP, and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the non-GAAP financial adjustments described above, and investors should not infer from the Company’s presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following tables reconcile the non-GAAP financial measures to their most directly comparable GAAP financial measures.

(in thousands, except per share data)
	Three months ended June 30,		Year ended June 30,
	2007	2006	2007	2006
(Loss) income from operations	$(10,790)	$127	$(40,521)	$(19,441)
Stock-based compensation	2,566	2,854	10,586	10,144
Amortization of acquired intangible assets	1,798	1,756	7,223	7,976
In-process research and development	—	—	3,060	548
Impairment of non-compete agreement	—	—	79	—
Restructuring	4,462	79	5,482	1,952
Inventory writedown	—	—	—	5,356

Non-GAAP (loss) income from operations	$(1,964)	$4,816	$(14,091)	$6,535

	Three months ended June 30,		Year ended June 30,
	2007	2006	2007	2006
Net loss	$(19,718)	$(6,341)	$(37,820)	$(16,168)
Stock-based compensation	2,566	2,854	10,586	10,144
Amortization of acquired intangible assets	1,798	1,756	7,223	7,976
In-process research and development	—	—	3,060	548
Impairment of non-compete agreement	—	—	79	—
Restructuring	4,462	79	5,482	1,952
Inventory writedown	—	—	—	5,356
Tax valuation allowance	13,088	7,220	13,088	7,220
Tax impact of excluding the above items	(2,645)	(1,712)	(7,878)	(10,822)

Non-GAAP net (loss) income	$(449)	$3,856	$(6,180)	$6,206

Non-GAAP net (loss) income per share:
Basic	$(0.02)	$0.18	$(0.29)	$0.30

Diluted	$(0.02)	$0.18	$(0.29)	$0.29

Non-GAAP weighted average shares outstanding:
Basic	21,331	20,986	21,221	20,977

Diluted (1)	21,331	25,364	21,221	21,252

(1)	When calculating diluted earnings per share, convertible debt must be assumed to have converted if the effect on EPS would be dilutive. Assuming a 30% tax rate, dilution occurs when net income is $3.0 million per quarter. Accordingly, for non-GAAP net income for the three months ended June 30, 2007, diluted shares exclude the conversion of the convertible debt as the effect would be anti-dilutive. For the three months ended June 30, 2006, diluted shares assume the conversion of the convertible debt as the effect would be dilutive. Accordingly, for the three months ended June 30, 2006, 4.1 million shares have been included in diluted shares and $0.6 million of net interest expense and deferred financing costs have been added back to net income for the diluted earnings per share calculation.

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MERCURY COMPUTER SYSTEMS, INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE

Year ending June 30, 2008

Loss Per Share – Diluted
GAAP expectation	$(0.63)
Adjustment to exclude stock-based compensation	0.52
Adjustment to exclude amortization of acquired intangible assets	0.33
Adjustment for tax impact	(0.05)

Non-GAAP expectation	$0.17

RECONCILIATION OF FORWARD-LOOKING GUIDANCE

Quarter ending September 30, 2007

Loss Per Share – Diluted
GAAP expectation	$(0.33)
Adjustment to exclude stock-based compensation	0.12
Adjustment to exclude amortization of acquired intangible assets	0.09
Adjustment for tax impact	0.04

Non-GAAP expectation	$(0.08)